Exhibit 99.1

FINANCIAL STATEMENTS

Horizon Lines, Inc.

Years Ended December 21, 2014 and December 22, 2013

With Report of Independent Auditors

Horizon Lines, Inc.

Financial Statements

Year Ended December 21, 2014 and December 22, 2013

Report of Independent Auditors

The Board of Directors of

Matson, Inc.

We have audited the accompanying consolidated financial statements of Horizon Lines, Inc., which comprise the consolidated balance sheets as of December 21, 2014 and December 22, 2013, and the related consolidated statements of operations, comprehensive loss, cash flows, and changes in stockholders’ deficiency for the years then ended and the related notes to the consolidated financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in conformity with U.S. generally accepted accounting principles; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free of material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Horizon Lines, Inc. at December 21, 2014 and December 22, 2013, and the consolidated results of its operations and its cash flows for the years then ended, in conformity with U.S. generally accepted accounting principles.

/s/ Ernst & Young LLP

Charlotte, North Carolina

July 31, 2015

Horizon Lines, Inc.

Consolidated Balance Sheets

(In thousands, except per share data)

	December 21, 2014	December 22, 2013

ASSETS
Current assets:
Cash	$8,552	$5,236
Accounts receivable, net of allowance	75,686	69,916
Materials and supplies	15,236	15,595
Deferred tax asset	2,575	1,140
Prepaid and other current assets	8,700	7,350
Assets of discontinued operations	28,403	39,883
Total current assets	139,152	139,120
Property and equipment, net	180,557	187,263
Goodwill	198,793	198,793
Intangible assets, net	25,291	35,154
Other long-term assets	15,619	16,887
Long-term assets of discontinued operations	20,650	47,390
Total assets	$580,062	$624,607
LIABILITIES AND STOCKHOLDERS’ DEFICIENCY
Current liabilities:
Accounts payable	$38,020	$36,158
Current portion of long-term debt, including capital lease	11,838	9,496
Other accrued liabilities	54,478	54,961
Liabilities of discontinued operations	47,178	38,161
Total current liabilities	151,514	138,776
Long-term debt, including capital lease, net of current portion	520,522	500,739
Deferred tax liability	3,052	1,391
Other long-term liabilities	24,010	16,163
Long-term liabilities of discontinued operations	26,226	11,330
Total liabilities	725,324	668,399

Commitments and contingencies
Stockholders’ deficiency:
Preferred stock, $.01 par value, 30,500 shares authorized; no shares issued or outstanding	—	—
Common stock, $.01 par value, 150,000 shares authorized, 40,033 shares issued and outstanding at December 21, 2014 and 150,000 shares authorized, 38,885 shares issued and outstanding as of December 22, 2013	1,010	999
Additional paid in capital	383,809	384,073
Accumulated deficit	(524,484)	(429,891)
Accumulated other comprehensive (loss) income	(5,597)	1,027
Total stockholders’ deficiency	(145,262)	(43,792)
Total liabilities and stockholders’ deficiency	$580,062	$624,607

The accompanying notes are an integral part of these consolidated financial statements.

Horizon Lines, Inc.

Consolidated Statements of Operations

(In thousands, except per share data)

	December 21, 2014	December 22, 2013
Operating revenue	$799,723	$754,153
Operating expense:
Cost of services (excluding depreciation expense)	646,941	617,625
Depreciation and amortization	26,339	31,472
Amortization of vessel dry-docking	10,852	8,221
Selling, general and administrative	75,773	69,597
Restructuring charge	300	—
Impairment charge	313	3,287
Legal settlements	995	—
Miscellaneous income	(1,086)	(1,588)
Total operating expense	760,427	728,614
Operating income	39,296	25,539
Other expense (income):
Interest expense, net	69,240	65,205
Gain on change in value of debt conversion features	(102)	(271)
Loss from continuing operations before income taxes	(29,842)	(39,395)
Income tax expense (benefit)	226	(4,044)
Net loss from continuing operations	(30,068)	(35,351)
Net (loss) income from discontinued operations	(64,525)	3,418
Net loss	$(94,593)	$(31,933)

The accompanying notes are an integral part of these consolidated financial statements.

Horizon Lines, Inc.

Consolidated Statements of Comprehensive Loss

(In thousands)

	Fiscal Years Ended
	December 21, 2014	December 22, 2013
Net loss	$(94,593)	$(31,933)
Other comprehensive (loss) income
Unrecognized actuarial (losses) gains	(7,077)	1,831
Unwind of interest rate swap	—	—
Amortization of pension and post-retirement benefit transition obligation, net of tax	453	379
Other comprehensive (loss) income	(6,624)	2,210
Comprehensive loss	$(101,217)	$(29,723)

The accompanying notes are an integral part of these consolidated financial statements.

Horizon Lines, Inc.

Consolidated Statements of Cash Flows

(In thousands)

	December 21, 2014	December 22, 2013
Cash flows from operating activities:
Net loss from continuing operations	$(30,068)	$(35,351)
Adjustments to reconcile net loss from continuing operations to net cash provided by (used in) operating activities:
Depreciation	19,861	19,403
Amortization of intangibles	6,478	12,069
Amortization of vessel dry-docking	10,852	8,221
Impairment charge	313	3,287
Restructuring charge	300	—
Legal settlements	995	—
Gain on change in value of conversion features	(102)	(271)
Amortization of deferred financing costs	3,385	3,259
Deferred income taxes	226	(1,922)
Gain on equipment disposals	(1,040)	(3,936)
Payment-in-kind interest expense	29,325	25,587
Accretion of interest on debt	1,170	1,032
Stock-based compensation	991	2,895
Changes in operating assets and liabilities:
Accounts receivable, net	(5,770)	(3,615)
Materials and supplies	196	4,259
Other current assets	(1,433)	(2,143)
Accounts payable	1,862	3,734
Accrued liabilities	(402)	4,455
Vessel rent	—	(777)
Vessel dry-docking payments	(11,076)	(13,482)
Legal settlement payments	(858)	(500)
Other assets/liabilities	467	(967)
Net cash provided by operating activities from continuing operations	25,672	25,237
Net cash provided by operating activities from discontinued operations	4,565	8,412
Cash flows from investing activities:
Purchases of equipment	(14,771)	(108,674)
Proceeds from sale of equipment	2,319	15,207
Net cash used in investing activities from continuing operations	(12,452)	(93,467)
Net cash used in investing activities from discontinued operations	(2,506)	(4,640)
Cash flows from financing activities:
Issuance of debt	—	95,000
Borrowing under revolving credit facility	93,150	34,300
Payments on revolving credit facility	(93,150)	(76,800)
Payments of long-term debt	(7,875)	(2,250)
Payment of financing costs	(11)	(5,711)
Payments on capital lease obligations	(1,709)	(1,796)
Net cash (used in) provided by financing activities from continuing operations	(9,595)	42,743
Net cash used in financing activities from discontinued operations	(2,368)	(888)
Net change in cash from continuing operations	3,625	(25,487)
Net change in cash from discontinued operations	(309)	2,884
Net change in cash	3,316	(22,603)
Cash at beginning of year	5,236	27,839
Cash at end of year	$8,552	$5,236

The accompanying notes are an integral part of these consolidated financial statements

Horizon Lines, Inc.

Consolidated Statements of Changes in Stockholders’ Deficiency

(In thousands)

	Common Shares	Common Stock	Additional Paid in Capital	Accumulated Deficit	Accumulated Other Comprehensive (Loss) Income	Stockholders’ Deficiency

Stockholders’ deficiency at December 23, 2012	34,434	$954	$381,445	$(397,958)	$(1,183)	$(16,742)
Stock-based compensation	—	—	2,660	—	—	2,660
Vesting of restricted stock	4	—	—	—	—	—
Stock issued as part of conversion of debt	8	—	13	—	—	13
Conversion of warrants to stock	4,439	45	(45)	—	—	—
Net loss	—	—	—	(31,933)	—	(31,933)
Unrecognized actuarial gain, net of tax	—	—	—	—	1,831	1,831
Amortization of pension and post-retirement benefit transition obligation, net of tax	—	—	—	—	379	379
Stockholders’ deficiency at December 22, 2013	38,885	$999	$384,073	$(429,891)	$1,027	$(43,792)
Stock-based compensation	—	—	(253)	—	—	(253)
Vesting of restricted stock	3	—	—	—	—	—
Conversion of warrants to stock	1,145	11	(11)	—	—	—
Net loss	—	—	—	(94,593)	—	(94,593)
Unrecognized actuarial loss, net of tax	—	—	—	—	(7,077)	(7,077)
Amortization of pension and post-retirement benefit transition obligation, net of tax	—	—	—	—	453	453
Stockholders’ deficiency at December 21, 2014	40,033	$1,010	$383,809	$(524,484)	$(5,597)	$(145,262)

The accompanying notes are an integral part of these consolidated financial statements.

Horizon Lines, Inc.

Notes to Consolidated Financial Statements

1.                       Basis of Presentation and Operations

Horizon Lines, Inc. (the “Company”) operates as a holding company for several wholly owned subsidiaries that function as its operating entities. Horizon Lines, LLC (“Horizon Lines”) operates as a Jones Act container shipping business with primary service to ports within the continental United States, Alaska, and Hawaii as well as Puerto Rico through December 2014 before ceasing container shipping in Puerto Rico as discussed below. Under the Jones Act, all vessels transporting cargo between covered locations must, subject to limited exceptions, be built in the U.S., registered under the U.S. flag, manned by predominantly U.S. crews, and owned and operated by U.S.-organized companies that are controlled and 75% owned by U.S. citizens. Horizon Lines also offered terminal services. Horizon Lines of Puerto Rico, Inc. (“HLPR”) operated as an agent for Horizon Lines in Puerto Rico and also provided terminal services in Puerto Rico. The Company discontinued its liner service between the U.S. and Puerto Rico and terminal services in Puerto Rico in the first quarter of 2015 (collectively, the “Puerto Rico operations”).

The accompanying consolidated financial statements include the consolidated accounts of the Company and its wholly owned subsidiaries and the related consolidated statements of operations, comprehensive loss, changes in stockholders’ deficiency and cash flows. All significant intercompany accounts and transactions have been eliminated.

On November 11, 2014, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Matson Navigation Company, Inc., a Hawaii corporation (“Matson”), and Hogan Acquisition Inc., a Delaware corporation and a wholly owned Subsidiary of Matson (“Merger Sub”), pursuant to which Merger Sub would merge with and into the Company (the “Merger”), with the Company surviving the Merger and becoming a wholly owned subsidiary of Matson. On November 11, 2014, the Company also entered into a Contribution, Assumption and Purchase Agreement (the “Purchase Agreement”) with the Pasha Group, a California corporation (“Pasha”), SR Holdings LLC, a California limited liability company and wholly owned subsidiary of Pasha and Sunrise Operations LLC, a California limited liability company and wholly owned subsidiary of the Company, pursuant to which Pasha would acquire the Company’s Hawaii trade lane business (the “Hawaii Operations”), prior to closing of the Merger, for approximately $141.5 million in cash. The description of the Merger Agreement and the Purchase Agreement below does not purport to be complete and is qualified in its entirety by the full text of the Merger Agreement and the Purchase Agreement, as filed with the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on November 13, 2014, as well as the Amendment No. 1 to Agreement and Plan of Merger (“Merger Amendment Agreement”), dated as of November 11, 2014, as filed with the Company’s current report on Form 8-K filed with the Securities and Exchange Commission on February 17, 2015.

On February 25, 2015, at a special meeting (the “Special Meeting”) of the stockholders of the Company, the Company’s stockholders approved the proposal to adopt the Merger Agreement. The issued and outstanding shares of Company common stock entitled to vote at the Special Meeting consisted of 40,540,047 shares with 34,884,148 votes cast in favor of the proposal to adopt the Merger Agreement.

On May 29, 2015, Matson completed its acquisition of the Company pursuant to the terms of the Merger Agreement and Merger Amendment Agreement.  At the Effective Time, as defined in the Merger Agreement, Merger Sub merged with and into the Company, with the Company continuing as the surviving entity and a direct wholly owned subsidiary of Matson.  Concurrently with the closing of the Merger, the Company changed its name to Matson Alaska, Inc.

Immediately prior to the closing of the Merger, the Company completed the sale of its Hawaii Operations to Pasha pursuant to the terms of the Purchase Agreement, the proceeds of which were used to repay debt.

Pursuant to the Merger on May 29, 2015, Matson acquired the outstanding stock and warrants that were convertible to stock of the Company for $0.72 per share.  Subsequently, Matson repaid all of the Company’s outstanding debt.

The accompanying consolidated financial statements have been reclassified to present the Company’s Puerto Rico operations as discontinued operations in 2014 and 2013 in order for Matson to furnish audited financial statements required by Rule 3-05 of the U.S. Securities and Exchange Commission Regulation S-X.

2.                       Significant Accounting Policies

Cash

Cash of the Company consists principally of cash held in banks.

Allowance for Doubtful Accounts

The Company maintains an allowance for doubtful accounts based upon the expected collectability of accounts receivable reflective of its historical collection experience. In circumstances in which management is aware of a specific customer’s inability to meet its financial obligation to the Company (for example, bankruptcy filings, accounts turned over for collection or litigation), the Company records a specific reserve for the bad debts against amounts due. For all other customers, the Company recognizes reserves for these bad debts based on the length of time the receivables are past due and other customer specific factors including, type of service provided, geographic location and industry. The Company monitors its collection risk on an ongoing basis through the use of credit reporting agencies. Accounts are written off after all means of collection, including legal action, have been exhausted. The Company does not require collateral from its trade customers.

The allowance for doubtful accounts approximated $1.2 million at December 21, 2014 and December 22, 2013.

Materials and Supplies

Materials and supplies consist primarily of fuel inventory aboard vessels and inventory for maintenance of property and equipment. Fuel is carried at cost on the first in, first out (FIFO) basis, while all other materials and supplies are carried at average cost.

Property and Equipment

Property and equipment are stated at cost. Certain costs incurred in the development of internal-use software are capitalized. Routine maintenance, repairs, and removals other than vessel dry-dockings are charged to expense. Expenditures that materially increase values, change capacities or extend useful lives of the assets are capitalized. Depreciation and amortization is computed by the straight-line method over the estimated useful lives of the assets. The estimated useful lives of the Company’s assets are as follows:

Buildings, chassis and cranes	25 years
Containers	15 years
Vessels	20-40 years
Software	3 years
Other	3-10 years

The Company evaluates long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If impairment indicators are present or if other circumstances indicate that an impairment may exist, the Company determines whether an impairment loss should be recognized. An impairment loss is recognized for a long-lived asset (or asset group) that is held and used only if the sum of its estimated future undiscounted cash flows used to test for recoverability is less than its carrying value. Estimates of future cash flows used to test a long-lived asset (or asset group) for recoverability include only the future cash flows (cash inflows and associated cash outflows) that are directly associated with and that are expected to arise as a direct result of the use and eventual disposition of the long-lived asset (or asset group). Estimates of future cash flows are based on the Company’s assumptions about its use of a long-lived asset (or asset group). The cash flow estimation period is based on the long-lived asset’s (or asset group’s) remaining useful life to the entity. When long-lived assets are grouped for purposes of performing the recoverability test, the remaining useful life of the asset group is based on the useful life of the primary asset. The primary asset of the asset group is the principal long-lived tangible asset being depreciated that is the most significant component asset from which the group derives its cash-flow-generating capacity. Estimates of future cash flows used to test the recoverability of a long-lived asset (or asset group) that is in use is based on the existing service potential of the asset (or asset group) at the date tested. Existing service potential encompasses the long-lived asset’s estimated useful life, cash flow generating capacity, and, the physical output capacity. The estimated cash flows include cash flows associated with future expenditures necessary to maintain the existing service potential, including those that replace the service potential of component parts, but they do not include cash flows associated with future capital expenditures that would increase the service potential. When undiscounted future cash flows will not be sufficient to recover the carrying amount of an asset, the asset is written down to its fair value.

Vessel Dry-docking

Vessels must undergo regular inspection, monitoring and maintenance, referred to as dry-docking, to maintain the required operating certificates. United States Coast Guard regulations generally require that vessels be dry-docked twice every five years. The costs of these scheduled dry-dockings are customarily capitalized and are then amortized over a 30-month period beginning with the accounting period following the vessel’s release from dry-dock, because dry-dockings enable the vessel to continue operating in compliance with U.S. Coast Guard requirements.

The Company takes advantage of vessel dry-dockings to also perform normal repair and maintenance procedures on the vessels. These routine vessel maintenance and repair procedures are charged to expense as incurred. In addition, the Company will occasionally during a vessel dry-docking, replace vessel machinery or equipment and perform procedures that materially enhance capabilities of a vessel. In these circumstances, the expenditures are capitalized and depreciated over the estimated useful lives.

Leases

The Company leases certain vessels, facilities, equipment and vehicles under capital and operating leases. The commencement date of all leases is the earlier of the date the Company becomes legally obligated to make rent payments or the date the Company may exercise control over the use of the property. Rent expense is recorded as incurred. Certain of the Company’s leases contain fluctuating or escalating payments and rent holiday periods. The related rent expense is recorded on a straight-line basis over the lease term. Leasehold improvements associated with assets utilized under capital or operating leases are amortized over the shorter of the asset’s useful life or the lease term.

Intangible Assets

Intangible assets consist of goodwill, customer contracts/relationships, trademarks, and deferred financing costs. The Company amortizes customer contracts/relationships using the straight line method over the expected useful lives of 4 to 10 years. The Company also amortizes trademarks using the straight line method over the expected life of the related trademarks of 15 years. The Company amortizes debt issue cost using the effective interest method over the term of the related debt.

Goodwill has an indefinite life, and as a result is not amortized. The Company assesses goodwill for impairment at the reporting unit level, which is defined as an operating segment or one level below an operating segment, referred to as a component. The Company identified its reporting unit by first determining its operating segment, and then assessed whether any components of the operating segment constituted a business for which discrete financial information is available and where segment management regularly reviews the operating results of the component. The Company concluded it had one operating segment and one reporting unit.

The Company reviews goodwill for impairment annually in the fourth quarter, and whenever events or changes in circumstances indicate that it is more likely than not that the fair value of a reporting unit is less than its carrying amount. If the carrying amount of the Company’s single reporting unit exceeds its fair value (step one), the Company measures the possible goodwill impairment based on a hypothetical allocation of the estimated fair value of the reporting unit to all of the underlying assets and liabilities, including previously unrecognized intangible assets (step two). The excess of the reporting unit’s fair value over the amounts assigned to its assets and liabilities is the implied fair value of goodwill. An impairment loss is recognized to the extent the reporting unit’s recorded goodwill exceeds the implied fair value of goodwill. A number of significant assumptions and estimates are involved in the application of the discounted cash flow model to forecast operating cash flows, including market growth and market share, sales volumes and prices, costs of service, discount rate and estimated capital needs. Management considers historical experience and all available information at the time the fair value of a reporting unit is estimated. Assumptions in estimating future cash flows are subject to a high degree of judgment and complexity. Changes in assumptions and estimates may affect the carrying value of goodwill and could result in additional impairment charges in future periods.

Revenue Recognition

The Company records transportation revenue and an accrual for the corresponding costs to complete delivery when the cargo first sails from its point of origin. The Company believes this method of revenue recognition does not result in a material difference in reported net income on an annual or quarterly basis as compared to recording transportation revenue between accounting periods based upon the relative transit time within each respective period with expenses recognized as incurred. The Company recognizes revenue and related costs of sales for terminal and other services upon completion of services.

Insurance Reserves

The Company maintains insurance for casualty, property and health claims. Most of the Company’s insurance arrangements include a level of self-insurance. Reserves are established based on the nature of the claim or the value of cargo damaged and the use of current trends and historical data for other claims. These estimates are based on historical information along with certain assumptions about future events and also include reserves for claims incurred but not reported, where applicable.

Income Taxes

The Company accounts for income taxes under the liability method whereby deferred tax assets and liabilities are measured using enacted tax laws and rates expected to apply to taxable income in the years in which the assets and liabilities are expected to be recovered or settled. The effects on deferred tax assets and liabilities of subsequent changes in the tax laws and rates are recognized in income during the year the changes are enacted. Deferred tax assets are reduced by a valuation allowance when, in the judgment of management, it is more likely than not that some portion or all of the deferred tax assets will not be realizable.

Pension and Post-retirement Benefits

The Company has noncontributory pension plans and post-retirement benefit plans covering certain union employees. Costs of these plans are charged to current operations and consist of several components that are based on various actuarial assumptions regarding future experience of the plans. In addition, certain other union employees are covered by plans provided by their respective union organizations. The Company expenses amounts as paid in accordance with union agreements.

Amounts recorded for the pension plan and the post-retirement benefit plan reflect estimates related to future interest rates, investment returns, and employee turnover. The expected return on pension plan assets is determined using the fair market value of plan assets. The Company’s method for amortizing actuarial gains and losses is to amortize the gain or loss over the average expected future service of active participants expected to receive benefits. The Company reviews all assumptions and estimates on the single employer and post-retirement benefit plans on an ongoing basis.

The Company is required to recognize the overfunded or underfunded status of its defined benefit and post-retirement benefit plans as an asset or liability, with changes in the funded status recognized as an adjustment to the ending balance of accumulated other comprehensive loss in the year they occur. The pension plan and the post-retirement benefit plans are in an underfunded status.

Fiscal Period

The fiscal period of the Company typically ends on the Sunday before the last Friday in December. For fiscal year 2014, the fiscal period began on December 23, 2013 and ended on December 21, 2014. For fiscal year 2013, the fiscal period began on December 24, 2012 and ended on December 22, 2013. Both of the fiscal years ended December 21, 2014 and December 22, 2013 consisted of 52 weeks.

Use of Estimates

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results may differ from those estimates. Significant estimates include the assessment of the realization of accounts receivable, deferred tax assets and long-lived assets and the useful lives of intangible assets and property and equipment, as well as the estimate and recognition of liabilities.

Recent Accounting Pronouncements

In May 2014, FASB issued ASU No. 2014-09, “Revenue from Contracts with Customers,” which requires entities to recognize revenue in the way it expects to be entitled for the transfer of promised goods or services to customers. When it becomes effective, the ASU will replace most of the existing revenue recognition requirements in U.S. GAAP, including industry-specific guidance. This pronouncement is effective for annual reporting periods beginning after December 15, 2016, including interim periods within that reporting period, with early application not permitted.  The FASB has issued for public comment a proposed revision to this standard that would defer the effective date for public companies to annual reporting periods beginning after December 15, 2017. ASU 2014-09 provides alternative methods of initial adoption, including retrospectively to each prior reporting period presented or retrospectively with the cumulative effect of initially applying the pronouncement recognized at the date of initial application. The Company is currently evaluating the effect that this pronouncement will have on its financial statements and related disclosures.

Supplemental Cash Flow Information

Non-cash financing activities were as follows (in thousands):

	Fiscal Years Ended
	December 21, 2014	December 22, 2013
Notes issued as payment in kind	$28,615	$24,762
Conversion of debt to equity	—	20

Cash payments for interest and income tax payments (refunds) were as follows (in thousands):

	Fiscal Years Ended
	December 21, 2014	December 22, 2013
Interest	$36,357	$33,919
Income taxes	286	(18)

3.                       Long-Term Debt

Long-term debt, net of original issue discount or premium, consists of the following (in thousands):

	December 21, 2014	December 22, 2013
First lien notes	$219,458	$222,381
Second lien notes	217,126	187,129
$75.0 million term loan agreement	68,544	73,282
$20.0 million term loan agreement	19,709	19,572
Capital lease obligations	5,948	6,332
6.00% convertible notes	1,575	1,539
Total long-term debt	532,360	510,235
Current portion	(11,838)	(9,496)
Long-term debt, net of current portion	$520,522	$500,739

On October 5, 2011, the Company issued the 6.00% Convertible Notes. On October 5, 2011, Horizon Lines issued the First Lien Notes, the Second Lien Notes, and entered into the ABL Facility. On January 31, 2013, Horizon Lines entered into the $20.0 Million Agreement and Horizon Lines Alaska Vessels, LLC (“Horizon Alaska”), the Company’s newly formed special purpose subsidiary, entered into the $75.0 Million Agreement. The 6.00% Convertible Notes, the First Lien Notes, the Second Lien Notes, the ABL Facility, the $20.0 Million Agreement, and the $75.0 Million Agreement are defined and described below.

The Company formed Sunrise Operations LLC and each of its downstream subsidiaries (collectively, the “Sunrise LLCs”) pursuant to the terms of the Purchase Agreement. The Sunrise LLCs currently have no operations. Accordingly, the Sunrise LLCs are each currently “Immaterial Subsidiaries” under the ABL Facility, the 6.00% Convertible Notes, the Second Lien Notes, and the $20.0 Million Agreement (collectively, the “Horizon Lines Debt Agreements”) and do not guarantee any of the Horizon Lines Debt Agreements.

Per the terms of the Horizon Lines Debt Agreements, the Alaska SPEs (as defined below) are not required to be a party thereto, and are considered “Unrestricted Subsidiaries” under the 6.00% Convertible Notes, the First Lien Notes, the Second Lien Notes, and the $20.0 Million Agreement. The Alaska SPEs do not guarantee any of the Horizon Lines Debt Agreements; however, they are the sole guarantors of the $75 Million Agreement.

The 6.00% Convertible Notes are fully and unconditionally guaranteed by the Company’s subsidiaries other than the Immaterial Subsidiaries and Unrestricted Subsidiaries identified above. The ABL Facility, the First Lien Notes, the Second Lien Notes, and the $20.0 Million Agreement are fully and unconditionally guaranteed by the Company and each of its subsidiaries other than Horizon Lines and the Unrestricted Subsidiaries.

The ABL Facility is secured on a first-priority basis by liens on the accounts receivable, deposit accounts, securities accounts, investment property (other than equity interests of the subsidiaries and joint ventures of the Company) and cash, in each case with certain exceptions, of the Company and the Company’s subsidiaries other than the Immaterial Subsidiaries and Unrestricted Subsidiaries identified above (collectively, the “ABL Priority Collateral”). Substantially all other assets of the Company and the Company’s subsidiaries, other than the assets of the Immaterial Subsidiaries and the Unrestricted Subsidiaries identified above, also serve as collateral for the Horizon Lines Debt Agreements (collectively, such other assets are the “Secured Notes Priority Collateral”).

The following table summarizes the issuers, guarantors and non-guarantors of each of the Horizon Lines Debt Agreements:

	ABL Facility	$20 Million Agreement	First Lien Notes	Second Lien Notes	6% Convertible Notes	$75 Million Notes
Horizon Lines, Inc.	Guarantor	Guarantor	Guarantor	Guarantor	Issuer	Non-Guarantor
Horizon Lines, LLC	Issuer	Issuer	Issuer	Issuer	Guarantor	Non-Guarantor
Horizon Alaska	Non-Guarantor	Unrestricted	Unrestricted	Unrestricted	Unrestricted	Issuer
Horizon Vessels	Non-Guarantor	Unrestricted	Unrestricted	Unrestricted	Unrestricted	Guarantor
Alaska Terminals	Non-Guarantor	Unrestricted	Unrestricted	Unrestricted	Unrestricted	Guarantor
Sunrise LLCs	Non-Guarantor	Non-Guarantor	Non-Guarantor	Non-Guarantor	Non-Guarantor	Non-Guarantor
Other subsidiaries of the Company not specifically listed above	Guarantor	Guarantor	Guarantor	Guarantor	Guarantor	Non-Guarantor

The following table lists the order of lien priority for each of the Horizon Lines Debt Agreements on the Secured Notes Priority Collateral and the ABL Priority Collateral, as applicable:

	Secured Notes Priority Collateral	ABL Priority Collateral
$20.0 Million Agreement	First	Second
First Lien Notes	Second	Third
Second Lien Notes	Third	Fourth
6.0% Convertible Notes	Fourth	Fifth
ABL Facility	Fifth	First

First Lien Notes

The 11.00% First Lien Senior Secured Notes (the “First Lien Notes”) were issued pursuant to an indenture on October 5, 2011. The First Lien Notes bear interest at a rate of 11.0% per annum, payable semiannually beginning on April 15, 2012 and mature on October 15, 2016. The First Lien Notes are callable at par plus accrued and unpaid interest. Horizon Lines is obligated to make mandatory prepayments of 1%, on an annual basis, of the original principal amount. These prepayments are payable on a semiannual basis and commenced on April 15, 2012.

The First Lien Notes contain affirmative and negative covenants which are typical for senior secured high-yield notes with no financial maintenance covenants. The First Lien Notes contain other covenants, including: change of control put at 101% (subject to a permitted holder exception); limitation on asset sales; limitation on incurrence of indebtedness and preferred stock; limitation on restricted payments; limitation on restricted investments; limitation on liens; limitation on dividends; limitation on affiliate transactions; limitation on sale/leaseback transactions; limitation on guarantees by restricted subsidiaries; and limitation on mergers, consolidations and sales of all/substantially all of the assets of Horizon Lines. These covenants are subject to certain exceptions and qualifications. Horizon Lines was in compliance with all such applicable covenants as of December 21, 2014.

On October 5, 2011, the fair value of the First Lien Notes was $228.4 million, which reflected Horizon Lines’ ability to call the First Lien Notes at 101.5% during the first year and at par thereafter. The original issue premium of $3.4 million is being amortized through interest expense through the maturity of the First Lien Notes.

Second Lien Notes

The 13.00%-15.00% Second Lien Senior Secured Notes (the “Second Lien Notes”) were issued pursuant to an indenture on October 5, 2011.

The Second Lien Notes bear interest at a rate of either: (i) 13% per annum, payable semiannually in cash in arrears; (ii) 14% per annum, 50% of which is payable semiannually in cash in arrears and 50% is payable in kind; or (iii) 15% per annum payable in kind, payable semiannually beginning on April 15, 2012, and maturing on October 15, 2016. The Second Lien Notes were non-callable for two years from the date of their issuance, were callable by Horizon Lines at 106% of their aggregate principal amount, plus accrued and unpaid interest thereon in the third year, and thereafter the Second Lien Notes are callable by Horizon Lines at (i) 103% of their aggregate principal amount, plus accrued and unpaid interest thereon in the fourth year, and (ii) at par plus accrued and unpaid interest thereafter.

On April 15, 2012, October 15, 2012, April 15, 2013, October 15, 2013, April 15, 2014 and October 15, 2014, Horizon Lines issued an additional $7.9 million, $8.1 million, $8.7 million, $9.4 million, $10.1 million and $10.8 million, respectively, of Second Lien Notes to satisfy the payment-in-kind interest obligation under the Second Lien Notes. In addition, Horizon Lines elected to satisfy its interest obligation under the Second Lien Notes due April 15, 2015 by issuing additional Second Lien Notes. As such, as of December 21, 2014, Horizon Lines has recorded $4.3 million of accrued interest as an increase to long-term debt.

The Second Lien Notes contain affirmative and negative covenants that are typical for senior secured high-yield notes with no financial maintenance covenants. The Second Lien Notes contain other covenants, including: change of control put at 101% (subject to a permitted holder exception); limitation on asset sales; limitation on incurrence of indebtedness and preferred stock; limitation on restricted payments; limitation on restricted investments; limitation on liens; limitation on dividends; limitation on affiliate transactions; limitation on sale/leaseback transactions; limitation on guarantees by restricted subsidiaries; and limitation on mergers, consolidations and sales of all/substantially all of the assets of Horizon Lines. These covenants are subject to certain exceptions and qualifications. Horizon Lines was in compliance with all such applicable covenants as of December 21, 2014.

On October 5, 2011, the fair value of the Second Lien Notes was $96.6 million. The original issue discount of $3.4 million is being amortized through interest expense through the maturity of the Second Lien Notes.

During 2012, the Company and Horizon Lines entered into a Global Termination Agreement with Ship Finance International Limited (“SFL”) whereby Horizon Lines issued $40.0 million aggregate principal amount of its Second Lien Notes and 9,250,000 warrants that can be converted to 9,250,000 shares of the Company’s common stock at a price of $0.01 per share to satisfy its obligations for certain vessel leases. The Second Lien Notes issued to SFL (the “SFL Notes”) have the same terms and covenants as the Second Lien Notes issued on October 5, 2011 (the “Initial Notes”), except that they are subordinated to the Initial Notes in the case of a bankruptcy, and holders of the SFL Notes, so long as then held by SFL, have the option to purchase the Initial Notes in the event of a bankruptcy. On April 9, 2012, the fair value of the SFL Notes outstanding on such date approximated face value. On October 15, 2012, April 15, 2013, October 15, 2013, April 15, 2014, and October 15, 2014, Horizon Lines issued an additional $3.1 million, $3.2 million, $3.5 million, $3.7 million, and $4.0 million, respectively, of SFL Notes to satisfy the payment-in-kind interest obligation under the SFL Notes. In addition, Horizon Lines has elected to satisfy its interest obligation under the SFL Notes due April 15, 2015 by issuing additional SFL Notes. As such, as of December 21, 2014, Horizon Lines has recorded $1.5 million of accrued interest as an increase to long-term debt.

ABL Facility

On October 5, 2011, Horizon Lines entered into a $100.0 million asset-based revolving credit facility (the “ABL Facility”) with Wells Fargo Capital Finance, LLC (“Wells Fargo”). Use of the ABL Facility is subject to compliance with a customary borrowing base limitation. The ABL Facility includes an up to $30.0 million letter of credit sub-facility and a swingline sub-facility up to $15.0 million, with Wells Fargo serving as administrative agent and collateral agent. Horizon Lines has the option to request increases in the maximum commitment under the ABL Facility by up to $25.0 million in the aggregate; however, such incremental facility increases have not been committed to in advance. The ABL Facility is available to be used by Horizon Lines for working capital and other general corporate purposes.

The ABL Facility was amended on January 31, 2013 in conjunction with the $75.0 Million Agreement and $20.0 Million Agreement. In addition to allowing for the incurrence of the additional long-term debt under those agreements, amendments to the ABL Facility included, among other changes, (i) permission to make certain investments in the Alaska SPEs, including the proceeds of the $20.0 Million Agreement and the arrangements related to the charters and the sublease of the terminal facility licenses for the Vessels (as defined below), (ii) excluding the Alaska SPEs from the guarantee and collateral requirements of the ABL Facility and from the restrictions of the negative covenants and certain other provisions, (iii) weekly borrowing base reporting in the event availability under the facility falls below a threshold of (a) $14.0 million or (b) 14.0% of the maximum commitment under the ABL Facility, (iv) the exclusion of certain historical charges and expenses relating to discontinued operations and severance from the calculation of bank-defined Adjusted EBITDA, (v) the exclusion of the historical charter hire expense deriving from the Vessels from the calculation of bank-defined Adjusted EBITDA, and (vi) the inclusion of pro forma interest expense on the $75.0 Million Agreement and the $20.0 Million Agreement in the calculation of fixed charges.

The ABL Facility matures October 5, 2016 (but 90 days earlier if the First Lien Notes and the Second Lien Notes are not repaid or refinanced as of such date). The interest rate on the ABL Facility is LIBOR or a base rate plus an applicable margin based on leverage and excess availability, as defined in the agreement, ranging from (i) 1.25% to 2.75%, in the case of base rate loans and (ii) 2.25% to 3.75%, in the case of LIBOR loans. A fee ranging from 0.375% to 0.50% per annum will accrue on unutilized commitments under the ABL Facility. Horizon Lines had $11.4 million of letters of credit outstanding as of December 21, 2014, which reduces our overall borrowing availability. As of December 21, 2014, there were no borrowings outstanding under the ABL facility and total borrowing availability was $71.7 million.

The ABL Facility requires compliance with a minimum fixed charge coverage ratio test if excess availability is less than the greater of (i) $12.5 million or (ii) 12.5% of the maximum commitment under the ABL Facility. In addition, the ABL Facility includes certain customary negative covenants that, subject to certain materiality thresholds, baskets and other agreed upon exceptions and qualifications, will limit, among other things, indebtedness, liens, asset sales and other dispositions, mergers, liquidations, dissolutions and other fundamental changes, investments and acquisitions, dividends, distributions on equity or redemptions and repurchases of capital stock, transactions with affiliates, repayments of certain debt, conduct of business and change of control. The ABL Facility also contains certain customary representations and warranties, affirmative covenants and events of default, as well as provisions requiring compliance with applicable citizenship requirements of the Jones Act. Horizon Lines was in compliance with all such applicable covenants as of December 21, 2014.

Subsequent to the end of the year, the ABL Facility was amended on April 22, 2015, to reduce the size of the facility from $100.0 million to $80.0 million.  The Company’s account receivable balances have decreased due to the closing of the Puerto Rico operations in the first quarter of 2015.  The decrease has resulted in a reduction in the maximum forecasted borrowing base below $80.0 million. In addition, this amendment reduces the requirement for testing the minimum fixed charge coverage ratio, from a minimum excess availability of $12.5 million to $10.0 million and the threshold for weekly borrowing base reporting from $14.0 million to $12.0 million.  The amendment also reduces the letter of credit sub-limit from $30.0 million to $20.0 million.

$75.0 Million Term Loan Agreement

Three of Horizon Lines’ Jones Act-qualified vessels: the Horizon Anchorage, Horizon Tacoma, and Horizon Kodiak (collectively, the “Vessels”) were previously chartered. The charter for the Vessels was due to expire in January 2015. For each chartered Vessel, the Company generally had the following options in connection with the expiration of the charter: (i) purchase the vessel for its fixed price or fair market value, (ii) extend the charter for an agreed upon period of time at a fixed price or fair market value charter rate or, (iii) return the vessel to its owner. On January 31, 2013, the Company, through its newly formed subsidiary Horizon Alaska, acquired off of charter the Vessels for a purchase price of approximately $91.8 million.

On January 31, 2013, Horizon Alaska, together with two newly formed subsidiaries of Horizon Lines, Horizon Lines Alaska Terminals, LLC (“Alaska Terminals”) and Horizon Lines Merchant Vessels, LLC (“Horizon Vessels”), entered into an approximately $75.8 million term loan agreement with certain lenders and U.S. Bank National Association (“U.S. Bank”), as the administrative agent, collateral agent and ship mortgage trustee (the “$75.0 Million Agreement”). The obligations under the $75.0 Million Agreement are secured by a first-priority lien on substantially all of the assets of Horizon Alaska, Horizon Vessels, and Alaska Terminals (collectively, the “Alaska SPEs”), which primarily includes the Vessels. The operations of the Alaska SPEs are limited to a bareboat charter of the Vessels between Horizon Alaska and Horizon Lines and a sublease of a terminal facility in Anchorage, Alaska between Alaska Terminals and Horizon Lines of Alaska.

The loan under the $75.0 Million Agreement accrues interest at 10.25% per annum, payable quarterly commencing March 31, 2013. Amortization of loan principal is payable in equal quarterly installments, commencing on March 31, 2014, and each amortization installment will equal 2.5% of the total initial loan amount (which may increase to 3.75% upon specified events). The full remaining outstanding amount of the loan under the $75.0 Million Agreement is payable on September 30, 2016. The proceeds of the loan under the $75.0 Million Agreement were utilized by Horizon Alaska to acquire the Vessels. In connection with the borrowing under the $75.0 Million Agreement, the Alaska SPEs paid financing costs of $2.5 million during 2013, which included loan commitment fees of $1.5 million. The financing costs have been recorded as a reduction to the carrying amount of the $75.0 Million Agreement and will be amortized through non-cash interest expense through maturity of the $75.0 Million Agreement. In addition to the commitment fees of $1.5 million paid in cash at closing, the Alaska SPEs will also pay, at maturity of the $75.0 Million Agreement, an additional $0.8 million of closing fees by increasing the original $75.0 million principal amount. The Company is recording non-cash interest accretion through maturity of the $75.0 Million Agreement related to the additional closing fees.

The $75.0 Million Agreement contains certain covenants, including a minimum EBITDA threshold and limitations on the incurrence of indebtedness, liens, asset sales, investments and dividends (all as defined in the agreement). The Alaska SPEs were in compliance with all such covenants as of December 21, 2014. The agent and the lenders under the $75.0 Million Agreement do not have any recourse to the stock or assets of the Company or any of its subsidiaries (other than the Alaska SPEs or equity interests therein). Defaults under the $75.0 Million Agreement do not give rise to any remedies under the Horizon Lines Debt Agreements.

On January 31, 2013, the fair value of the $75.0 Million Agreement approximated face value and was classified within level 2 of the fair value hierarchy. In determining the estimated fair value of the $75.0 Million Agreement, the Company utilized a quantitatively derived rating estimate and creditworthiness analysis, a credit rating gap analysis, and an analysis of credit market transactions. These analyses were used to estimate a benchmark yield, which was compared to the stated interest rate in the $75.0 Million Agreement. The Company determined the estimated benchmark yield approximated the stated interest rate.

$20.0 Million Term Loan Agreement

On January 31, 2013, the Company and those of its subsidiaries that are parties (collectively, the “Loan Parties”) to the existing First Lien Notes, the Second Lien Notes, and the 6.00% Convertible Notes (collectively, the “Notes”) entered into a $20.0 million term loan agreement with certain lenders and U.S. Bank, as administrative agent, collateral agent, and ship mortgage trustee (the “$20.0 Million Agreement”). The loan under the $20.0 Million Agreement matures on September 30, 2016 and accrues interest at 8.00% per annum, payable quarterly commencing March 31, 2013 with interest calculated assuming accrual beginning January 8, 2013. The $20.0 Million Agreement does not provide for any amortization of principal, and the full outstanding amount of the loan is payable on September 30, 2016. Horizon Lines is not permitted to optionally prepay the $20.0 Million Agreement except for prepayment in full (together with a prepayment premium equal to 5.0% of the principal amount prepaid) following repayment in full of the First Lien Notes and the $75.0 Million Agreement.

In connection with the issuance of the $20.0 Million Agreement, Horizon Lines paid financing costs of $0.6 million during 2013. The financing costs have been recorded as a reduction to the carrying amount of the $20.0 Million Agreement and will be amortized through non-cash interest expense through maturity of the $20.0 Million Agreement.

The covenants in the $20.0 Million Agreement are substantially similar to the negative covenants contained in the indentures governing the Notes, which indentures permit the incurrence of the term loan borrowed under the $20.0 Million Agreement and the contribution of such amounts to Horizon Alaska. The proceeds of the loan borrowed under the $20.0 Million Agreement were contributed to Horizon Alaska to enable it to acquire the Vessels. Horizon Lines was in compliance with all such applicable covenants as of December 21, 2014.

On January 31, 2013, the fair value of the $20.0 Million Agreement approximated face value and was classified within level 2 of the fair value hierarchy. In determining the estimated fair value of the $20.0 Million Agreement, the Company utilized a quantitatively derived rating estimate and creditworthiness analysis, a credit rating gap analysis, and an analysis of credit market transactions. These analyses were used to estimate a benchmark yield, which was compared to the stated interest rate in the $20.0 Million Agreement. The Company determined the estimated benchmark yield approximated the stated interest rate.

6.00% Convertible Notes

On October 5, 2011, the Company issued $178.8 million in aggregate principal amount of new 6.00% Series A Convertible Senior Secured Notes due 2017 (the “Series A Notes”) and $99.3 million in aggregate principal amount of new 6.00% Series B Mandatorily Convertible Senior Secured Notes (the “Series B Notes” and, together with the Series A Notes, collectively the “6.00% Convertible Notes”). The 6.00% Convertible Notes were issued pursuant to an indenture, which the Company and the Loan Parties entered into with U.S. Bank , as trustee and collateral agent, on October 5, 2011 (the “6.00% Convertible Notes Indenture”).

During 2012, the Company completed various debt-to-equity conversions of the 6.00% Convertible Notes. On October 5, 2012, all outstanding Series B Notes not previously converted into shares of the Company’s common stock were mandatorily converted into Series A Notes as required by the terms of the 6.00% Convertible Notes Indenture. As of December 21, 2014, $2.0 million face value of the Series A Notes remains outstanding. The Series A Notes bear interest at a rate of 6.00% per annum, payable semiannually. The Series A Notes mature on April 15, 2017 and are convertible at the option of the holders, and at the Company’s option under certain circumstances, into shares of the Company’s common stock or warrants, as the case may be. Upon conversion, foreign holders may, under certain conditions, receive warrants in lieu of shares of common stock.

In connection with the execution of the Merger Agreement, on November 11, 2014, the Company and U.S. Bank National Association (the “Trustee”), as trustee and collateral agent entered into a fifth supplemental indenture (the “Fifth Supplemental Indenture”) to the 6.00% Convertible Notes Indenture. The Fifth Supplemental Indenture provides that, subject to the satisfaction and discharge of all secure debt that is senior to the 6.00% Convertible Notes, immediately after consummation of the Merger contemplated by the Merger Agreement, the Company will make an irrevocable deposit (“the Merger Deposit”) with the Trustee of an amount in cash that is sufficient to pay the principal of, premium (if any) and interest on the 6.00% Convertible Notes on the scheduled due dates through and including its stated maturity. Upon receipt of the Merger Deposit, unless and until a default or event of default with respect to the payment of principal, premium (if any) or interest on the 6.00% Convertible Notes occurs, certain covenants in the 6.00% Convertible Notes Indenture will be suspended and neither the Company nor any of its subsidiaries will be obligated to comply with such covenants. The covenants subject to suspension, include, among others, covenants regarding the Company’s obligation to furnish annual and quarterly reports to the Trustee, covenants regarding restricted payments, covenants regarding restrictions on dividends and other distributions, incurrence of debt, incurrence of liens, affiliate transactions, and certain covenants regarding asset sales. The Trustee will use the Merger Deposit for payment of principal, premium (if any) and interest on the Notes pursuant to the terms of the 6.00% Convertible Notes Indenture.

The conversion rate of the remaining Series A Notes may be increased in certain circumstances to compensate the holders thereof for the loss of the time value of the conversion right (i) if at any time the Company’s common stock or the common stock into which the new notes may be converted is greater than or equal to $11.25 per share and is not listed on the NYSE or NASDAQ markets or (ii) if a change of control occurs, unless at least 90% of the consideration received or to be received by holders of common stock, excluding cash payments for fractional shares, in connection with the transaction or transactions constituting the change of control, consists of shares of common stock, American Depositary Receipts or American Depositary Shares traded on a national securities exchange in the United States or which will be so traded or quoted when issued or exchanged in connection with such change of control. Upon a change of control, holders will have the right to require the Company to repurchase for cash the outstanding Series A Notes at 101% of the aggregate principal amount, plus accrued and unpaid interest.

The long-term debt and embedded conversion options associated with the 6.00% Convertible Notes were recorded on the Company’s balance sheet at their fair value on October 5, 2011. On October 5, 2011, the fair value of the long-term debt portion of the Series A Notes and Series B Notes was $105.6 million and $58.6 million, respectively. The original issue discounts associated with the 6.00% Convertible Notes still outstanding are being amortized through interest expense through the maturity of the Series A Notes.

As of December 21, 2014, the fair value of the embedded conversion features was $18 thousand which was calculated using the Black-Scholes Pricing Model. The Company recorded a non-cash gain of $0.1 million and $0.3 million during the years ended December 21, 2014 and December 22, 2013, respectively, for the change in fair value of embedded conversion features, which was recorded within other expense on the Condensed Consolidated Statement of Operations.

Warrants

Certain warrants, not including the warrants issued to SFL, were issued pursuant to a warrant agreement, which the Company entered into with The Bank of New York Mellon Trust Company, N.A, as warrant agent, on October 5, 2011, as amended by Amendment No. 1, dated December 7, 2011 (the “Warrant Agreement”). Pursuant to the Warrant Agreement, each warrant entitles the holder to purchase common stock at a price of $0.01 per share, subject to adjustment in certain circumstances. In connection with a reverse stock split in December 2011, warrant holders will receive 1/25th of a share of the Company’s common stock upon conversion. As of December 21, 2014 there were 1.1 billion warrants outstanding for the purchase of up to 51.9 million shares of the Company’s common stock. Upon issuance, in lieu of payment of the exercise price, a warrant holder will have the right (but not the obligation) to require the Company to convert its warrants, in whole or in part, into shares of its common stock without any required payment or request that the Company withhold, from the shares of common stock that would otherwise be delivered to such warrant holder, shares issuable upon exercise of the Warrants equal in value to the aggregate exercise price.

Warrant holders will not be permitted to exercise or convert their warrants if and to the extent the shares of common stock issuable upon exercise or conversion would constitute “excess shares” (as defined in the Company’s certificate of incorporation) if they were issued in order to abide by the foreign ownership limitations imposed by the Company’s certificate of incorporation. In addition, a warrant holder who cannot establish to the Company’s reasonable satisfaction that it (or, if not the holder, the person that the holder has designated to receive the common stock upon exercise or conversion) is a United States citizen will not be permitted to exercise or convert its warrants to the extent the receipt of the common stock upon exercise or conversion would cause such person or any person whose ownership position would be aggregated with that of such person to exceed 4.9% of the Company’s outstanding common stock.

The warrants contain no provisions allowing the Company to force redemption. Each warrant is convertible into shares of the Company’s common stock at an exercise price of $0.01 per share, which the holder has the option to waive. In addition, the Company has sufficient authorized and unissued shares available to settle the warrants during the maximum period the warrants could remain outstanding. As a result, the warrants do not meet the definition of an asset or liability and were classified as equity on the date of issuance, on December 22, 2013, and on December 21, 2014. The warrants will be evaluated on a continuous basis to determine if equity classification continues to be appropriate.

Fair Value of Financial Instruments

The estimated fair value of the Company’s debt as of December 21, 2014 and December 22, 2013 totaled $522.6 million and $488.9 million, respectively. The fair value of the First Lien Notes and the Second Lien Notes is based upon quoted market prices. The fair value of the other long-term debt approximates carrying value.

Contractual maturities of long-term debt obligations as of December 21, 2014 are as follows (in thousands):

2015	$9,750
2016	511,113
2017	1,991
$522,854

4.                       Impairment Charges

During 2014, the Company recorded $0.3 million of impairment charges related to the disposition of a crane in its Dutch Harbor location.

The Company made progress payments for three new cranes, which are still in the construction phase, that were initially purchased for use in our Anchorage, Alaska terminal. These cranes were expected to be installed and become fully operational in December 2010. However, the Port of Anchorage Intermodal Expansion Project encountered delays that continued beyond 2014. During 2013, the Company sold two of these cranes and recorded an impairment charge of $2.6 million to write down the carrying value of the cranes to their net proceeds.

5.                       Restructuring

Road Raiders

During 2014, the Company recorded a $0.3 million restructuring charge including $0.2 million of severance and $0.1 million of impairment charges of leasehold improvements resulting from the closure of its Road Raiders, Inland, Inc.’s and its downstream subsidiaries’ (collectively, “Road Raiders”) third party logistics business.

6.                       Discontinued Operations

Puerto Rico Operations

On December 5, 2012, the Company discontinued its sailing that departed Jacksonville, Florida each Tuesday and arrived in San Juan, Puerto Rico the following Friday. In association with the service change, the Company recorded a pre-tax restructuring charge of $3.1 million during 2012. The $3.1 million charge was comprised of an equipment-related impairment charge of $2.2 million and union and non-union severance and employee related expense of $0.9 million. The Company recorded additional charges of $1.0 million and $0.5 million during 2013 as a result of the return of a portion of its excess leased equipment and additional union and non-union severance, respectively.

The Company also initiated a plan during the fourth quarter of 2012 to further reduce its non-union workforce in connection with the Puerto Rico service change and recorded a charge of an additional $1.2 million of expenses for severance and other employee-related costs. The Company’s non-union workforce was reduced by approximately 38 positions in total, including 26 existing and 12 open positions. The workforce reduction was completed on January 31, 2013.

During April 2013, the Company moved its northeast terminal operations to Philadelphia, Pennsylvania from Elizabeth, New Jersey. In association with the relocation of the terminal operations, the Company recorded an estimated restructuring charge of $4.1 million during the first quarter of 2013 resulting from the withdrawal from the Port of Elizabeth’s multiemployer pension plan. During the third quarter of 2013, the Company received additional information related to the liability associated with the withdrawal from the Port of Elizabeth’s multiemployer pension plan and recorded an additional $0.8 million restructuring charge. During the fourth quarter of 2013, the Company reached a settlement agreement whereby the Company paid $5.3 million to satisfy its liability associated with the withdrawal from the multiemployer pension plan.

During November 2014, the Company announced its decision to discontinue all of its sailings to and from Puerto Rico and its operations at the San Juan, Puerto Rico terminal. Final sailings of Puerto Rico vessels took place in January 2015 and terminal operations ceased in March 2015. In April 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards

Update (“ASU”) 2014-08, “Presentation of Financial Statements (Topic 205) and Property, Plant, and Equipment (Topic 360) Reporting Discontinued Operations and Disclosures of Disposals of Components of an Entity.” The amendments in ASU 2014-08 change the requirements for reporting discontinued operations in ASC 205-20. The amendments change the definition of discontinued operations by limiting discontinued operations reporting to disposals of components of an entity that represent strategic shifts that have (or will have) a major effect on an entity’s operations and financial results. The amendments require expanded disclosures for discontinued operations and are effective for fiscal years, and interim periods within those years, beginning after December 15, 2014.  The Company adopted ASU 2014-08 during the year ended December 21, 2014 and presented its Puerto Rico operations as discontinued operations in all periods presented.

As a result of the decision to exit the Puerto Rico operations, the Company recorded a pre-tax restructuring charge of $65.7 million during the fourth quarter of 2014. The charge was comprised of $24.2 million of impairment charges and $41.5 million of restructuring reserves.

Impairment charge components related to the exit of the Puerto Rico operations for the year ended December 21, 2014 were as follows (in thousands):

Impairment of San Juan terminal equipment	$17,087
Vessel impairment charges	3,739
Impairment of unamortized dry-docking costs	2,063
Impairment of containers	1,267
Total Puerto Rico impairment charges	$24,156

The fair value of the San Juan terminal equipment was based on the estimated purchase price of the equipment, which was sold subsequent to year end for $7.3 million (Footnote 19). The fair value of the vessels and containers was based on quoted market prices or prices for similar assets, which were $4.4 million and $1.9 million, respectively. The fair value estimates for the terminal, vessels and container assets were Level 2 measurements in the ASC 820 hierarchy. The unamortized dry docking costs were impaired due to the reduction of the normal 30-month future service period for the associated vessels.

Restructuring charge components related to the exit of the Puerto Rico operations for the year ended December 21, 2014 were as follows (in thousands):

Multi-employer pension withdrawal liability	$26,761
Operating lease termination exit costs	7,895
Personnel related costs	5,870
Other	967
Total Puerto Rico restructuring charges	$41,493

The Company’s decision to exit the Puerto Rico market resulted in the recognition of a liability of $26.8 million on a present value basis for the probable withdrawal from the multiemployer ILA-PRSSA Pension Fund. Expected total payments over 13.8 years are $53.8 million with annual cash outflows related to the multi-employer pension plan withdrawal as follows (in thousands):

2015	$3,900
2016	3,900
2017	3,900
2018	3,900
2019	3,900
Thereafter	34,300
Total	$53,800

The Company recorded $7.9 million of liabilities for the costs of exiting certain operating leases for containers, chassis and gensets based on contractual terms. Personnel related costs of $5.9 million relate to planned reductions in substantially all of the Puerto Rico work force. The Company expects to incur approximately $0.3 million of facility lease exit costs and other contract exit costs during the first quarter of 2015, once use of the facilities has ceased.

On March 11, 2015, Horizon Lines and HLPR sold certain of their respective terminal assets to Luis A. Ayala Colon Sucrs, Inc. (“LAC”) for proceeds of $7.3 million pursuant to an asset purchase agreement. LAC assumed HLPR’s terminal lease with the Puerto Rico Port Authority, which reduced the Company’s future minimum operating lease payments by $12.8 million. The fourth quarter 2014 restructuring charge excluded the cost of exiting the terminal lease due to the expected sale of assets to LAC.  During March 2015, the Company sold two vessels, the Discovery and the Trader, for proceeds of $3.8 million, which equaled book value.

The following table presents the Puerto Rico restructuring reserves at December 23, 2012, December 22, 2013 and December 21, 2014, as well as activity during 2013 and 2014 (in thousands):

	Balance at December 23, 2012	Provision	Payments	Balance at December 22, 2013
Personnel-related costs	$1,962	$450	$(2,068)	$344
Equipment costs	2,218	974	(2,949)	243
Multi-employer pension plan withdrawal liability	—	5,278	(5,278)	—
Total	$4,180	$6,702	$(10,295)	$587

	Balance at December 22, 2013	Provision	Payments	Balance at December 21, 2014
Personnel-related costs	$344	$5,870	$(247)	$5,967
2013 equipment costs	243	—	(188)	55
Multi-employer pension plan withdrawal liability	—	26,761	—	26,761
Operating lease termination exit costs	—	7,895	—	7,895
Other	—	967	—	967
Total	$587	$41,493	$(435)	$41,645

FSX Service

On October 21, 2011, the Company finalized a decision to terminate the FSX trans-Pacific container shipping service and ceased all operations related to the FSX service during the fourth quarter of 2011. During the fourth quarter of 2011, the Company recorded a restructuring charge as a result of the shutdown of the FSX service. The restructuring charge included, among other things, an amount related to the present value of the Company’s future vessel lease obligations.

There were no restructuring reserves related to the FSX discontinued operations remaining at December 23, 2013 and December 21, 2014.  The following table presents the FSX restructuring reserves at December 23, 2012 and December 22, 2013, as well as activity during 2013 (in thousands):

	Balance at December 23, 2012	Payments	Provisions	Balance at December 22, 2013
Vessel lease termination	$747	$(766)	$19	$—

During 2013, the Company incurred legal and professional fees associated with an arbitration proceeding. The Company was seeking reimbursement of certain costs and expenditures related to previously co-owned assets that were utilized as part of the Company’s FSX service. During the third quarter of 2013, an arbitration panel awarded the Company $3.0 million plus reimbursement of $0.8 million of legal fees and expenses, which was recorded as part of discontinued operations.

Net income from discontinued operations related to FSX was $34 thousand and $1.4 million for the years ended December 21, 2014 and December 22, 2013, respectively.  Liabilities of discontinued operations related to FSX were $0.1 million and $0.2 million at December 21, 2014 and December 22, 2013, respectively.

Assets and Liabilities of Discontinued Operations

The following table presents balance sheet information for the discontinued operations for Puerto Rico and FSX included in the Consolidated Balance Sheets (in thousands):

	December 21, 2014	December 22, 2013
Assets of discontinued operations:
Current assets
Accounts receivable, net of allowance of $3,675 and $3,029 at December 21, 2014 and December 22, 2013, respectively	$26,246	$30,544
Materials and supplies	807	7,774
Other current assets	1,350	1,565
Total current assets of discontinued operations	28,403	39,883
Non-current assets
Property and equipment, net	20,503	39,575
Other assets	147	7,815
Total non-current assets of discontinued operations	20,650	47,390
Total assets of discontinued operations	$49,053	$87,273
Liabilities of discontinued operations:
Current liabilities
Accounts payable	$5,354	$13,739
Current portion of capital lease obligations	5,369	1,977
Restructuring liabilities	18,784	587
Other accrued liabilities	17,671	21,858
Total current liabilities of discontinued operations	47,178	38,161
Long-term liabilities
Other long-term liabilities	3,365	11,330
Long-term restructuring liabilities	22,861	—
Total long-term liabilities of discontinued operations	26,226	11,330
Total liabilities of discontinued operations	$73,404	$49,491

Results of Operations of Discontinued Operations

The following table presents financial information for the discontinued operations for Puerto Rico and FSX included in the Consolidated Statements of Operations (in thousands):

	Years Ended
	December 21, 2014	December 22, 2013
Operating revenue	$275,494	$279,160

Cost of services	253,379	248,577
Depreciation and amortization	5,096	5,378
Amortization of vessel dry-docking	6,624	6,480
Selling, general and administrative	6,706	4,576
Restructuring charge	65,655	6,324
Impairment charge	—	8
Legal settlements	—	1,387
Miscellaneous expense	836	(1,742)
Operating (loss) income	(62,802)	8,172
Interest expense, net	1,683	1,712
Other expense, net	40	11
Net (loss) income from discontinued operations before taxes	(64,525)	6,449
Income tax expense	—	3,031
Net (loss) income from discontinued operations	$(64,525)	$3,418

7.                       Property and Equipment

Property and equipment consist of the following (in thousands):

	December 21, 2014		December 22, 2013
	Historical Cost	Net Book Value	Historical Cost	Net Book Value
Vessels and vessel improvements	$195,215	$115,414	$208,420	$125,725
Containers	34,161	20,713	31,298	19,386
Chassis	11,810	4,989	10,134	4,139
Cranes	19,878	9,430	19,149	9,971
Machinery & equipment	26,455	9,413	25,391	8,898
Facilities & land improvement	14,635	9,155	14,105	9,399
Software	24,939	1,167	24,177	1,041
Construction in progress	10,276	10,276	8,704	8,704
Total	$337,369	$180,557	$341,378	$187,263

On January 31, 2013, the Company, through its newly-formed subsidiary Horizon Alaska, acquired off of charter the Vessels for a purchase price of $91.8 million. The charter for the Vessels was due to expire in January 2015. For each chartered vessel, the Company generally had the following options in connection with the expiration of the charter: (i) purchase the vessel for its fixed price or fair market value, (ii) extend the charter for an agreed upon period of time at a fixed price or fair market value charter rate or, (iii) return the vessel to its owner. The $91.8 million purchase price was partially offset by certain liabilities, including an unfavorable lease liability and accrued vessel rent, to arrive at the Vessels’ carrying value as of the purchase date of $75.2 million.

Depreciation expense reflected in the consolidated statement of operations was $19.9 million and $19.4 million for the years ended December 21, 2014 and December 22, 2013, respectively. The majority of depreciation expense is related to vessels. Depreciation expense related to vessels was $11.8 million and $11.7 million for the years ended December 21, 2014 and December 22, 2013, respectively.

8.                       Intangible Assets

Intangible assets other than goodwill consist of the following (in thousands):

	December 21, 2014	December 22, 2013
Customer contracts/relationships	$141,430	$141,430
Trademarks	63,800	63,800
Deferred financing costs	15,691	15,691
Total intangibles with definite lives	220,921	220,921
Less: accumulated amortization	(195,630)	(185,767)
Total intangible assets, net	$25,291	$35,154

The Company’s customer contracts/relationships intangible asset became fully amortized during the second quarter of 2014.

Estimated annual amortization expense associated with the Company’s definite lived intangible assets for each of the succeeding five fiscal years is as follows (in thousands):

Fiscal Year Ending
2015	$7,638
2016	7,019
2017	4,253
2018	4,253
2019	2,128

During the fourth quarter of 2013, management performed the first step of a two-step goodwill impairment test. The Company used the income approach, specifically a discounted cash flow method, to derive the fair value of the Company’s reporting unit for goodwill impairment assessment. The fair value of the Company’s single reporting unit exceeded its carrying amount.

On the first day of the fourth quarter of 2014, the Company performed the annual goodwill impairment test. Based on the value indicated by the proposed transactions with Matson and Pasha, which implied an enterprise value which exceeded the Company’s carrying value by 25%, the Company concluded the fair value of its reporting unit exceeded its carrying amount.

As a result of the Company’s announcement to shut-down the Company’s Puerto Rico operations on November 11, 2014, the Company performed an interim goodwill impairment test. Management concluded the fair value of its reporting unit exceeded its carrying amount at the interim goodwill impairment test date.

No intangible assets impairment charges were recorded for the years ended December 21, 2014 and December 22, 2013.

9.                       Other Accrued Liabilities

Other accrued liabilities consist of the following (in thousands):

	December 21, 2014	December 22, 2013
Vessel operations	$7,969	$9,333
Payroll and employee benefits	13,279	12,099
Marine operations	5,281	4,097
Terminal operations	6,692	6,079
Fuel	1,004	2,942
Interest	6,588	6,817
Legal settlements	642	500
Other liabilities	13,023	13,094
Total other accrued liabilities	$54,478	$54,961

The Company has recorded certain of its legal settlements at their net present value and is recording accretion of the liability balance through interest expense. In addition to the current accrued liabilities related to legal settlements, the Company also has commitments to make payments after December 21, 2014. The Company is required to make payments related to the plea agreement with the Antitrust Division of the Department of Justice of $4.0 million on or before March 24, 2015 and $4.0 million on or before March 21, 2016, which are included in current and long term liabilities of discontinued operations, respectively.

10.                Fair Value Measurement

U.S. accounting standards establish a fair value hierarchy that prioritizes the inputs used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurement) and the lowest priority to unobservable inputs (Level 3 measurement). This hierarchy requires entities to maximize the use of observable inputs and minimize the use of unobservable inputs when determining fair value. The three levels of inputs used to measure fair value are as follows:

Level 1:	Observable inputs such as quoted prices in active markets

Level 2:	Inputs other than the quoted prices in active markets that are observable either directly or indirectly

Level 3:	Unobservable inputs in which there is little or no market data, which requires the Company to develop its own assumptions

As of December 21, 2014, the Company’s liabilities measured at fair value on a recurring basis are as follows (in thousands):

	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total
Conversion features within Series A Notes (Note 3)	$—	$—	$18	$18
Restricted Stock Units to be settled in cash (Note 14)	1,707	—	—	1,707
Total liabilities	$1,707	$—	$18	$1,725

As of December 22, 2013, the Company’s liabilities measured at fair value on a recurring basis are as follows (in thousands):

	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total

Conversion features within Series A Notes (Note 3)	$—	$—	$120	$120
Restricted Stock Units to be settled in cash (Note 14)	465	—	—	465
Total liabilities	$465	$—	$120	$585

11.                Leases

The Company leases certain equipment and facilities under operating lease agreements. Non-cancelable, long-term leases generally include provisions for maintenance, options to purchase at fair value and to extend the terms. Rent expense under operating lease agreements totaled $50.6 million and $51.2 million for the years ended December 21, 2014 and December 22, 2013, respectively.

Future minimum lease obligations at December 21, 2014 are as follows (in thousands):

Fiscal Year Ending December	Non-Cancelable Operating Leases	Capital Leases
2015	$51,307	$2,636
2016	15,739	2,429
2017	11,506	1,848
2018	9,267	17
2019	4,046	—
Thereafter	8,663	—
Total future minimum lease obligation	$100,528	6,930
Less: amounts representing interest		(982)
Present value of future minimum lease obligation		5,948
Current portion of capital lease obligation		(2,088)
Long-term portion of capital lease obligation		$3,860

Included in the table above are $12.8 million of contractual future minimum lease payments related to a terminal lease with the Puerto Rico Port Authority. As discussed in Footnote 16, certain of the Company’s terminal assets were purchased by a third party, who also assumed the remaining operating lease obligation as of March 11, 2015.

Included in the table above are future minimum lease obligations for certain operating leases related to the Company’s Puerto Rico operations.  At December 21, 2014 the Company recorded a $7.9 million liability for the cost of exiting those leases, which is included in liabilities of discontinued operations.  To the extent the Company is able to exit the leases, future minimum lease payments in the table above may be reduced and accelerated.

12.                Employee Benefit Plans

Savings Plans

The Company provides a 401(k) Savings Plan for substantially all of its employees who are not part of collective bargaining agreements. Under provisions of the savings plan, an employee is immediately vested with respect to Company contributions. Historically, the Company has matched 100% of employee contributions up to 6% of qualified compensation. However, during the fourth quarter of 2009, the Company reduced its match to 50% of employee contributions up to 6% of qualified compensation. At the beginning of 2012, the Company reinstated the 100% match of employee contributions of up to 6% of qualified compensation. The cost for this benefit totaled $1.8 million during both of the years ended December 21, 2014 and December 22, 2013. The Company also administers a 401(k) plan for certain union employees with no Company match.

Pension and Post-Retirement Benefit Plans

The Company provides pension and post-retirement benefit plans for certain of its union workers. Each of the plans is described in more detail below.

Pension Plans

The Company sponsors a defined benefit plan covering approximately 30 current and retired union employees as of December 21, 2014. The plan provides for retirement benefits based only upon years of service. Employees whose terms and conditions of employment are subject to or covered by the collective bargaining agreement between Horizon Lines and the International Longshore & Warehouse Union Local 142 are eligible to participate once they have completed one year of service. Contributions to the plan are based on the projected unit credit actuarial method and are limited to the amounts that are currently deductible for income tax purposes. The Company recorded net periodic benefit costs of $0.8 million during the years ended December 21, 2014 and December 22, 2013. The plan was underfunded by $4.2 million and $2.5 million at December 21, 2014 and December 22, 2013, respectively.

The HSI pension plan covering approximately 50 salaried employees was frozen to new entrants as of December 31, 2005. Contributions to the plan are based on the projected unit credit actuarial method and are limited to the amounts that are currently deductible for income tax purposes. The Company recorded net periodic benefit costs of $0.1 million and $0.2 million, during the years ended December 21, 2014 and December 22, 2013, respectively. The plan was underfunded by $2.4 million and $1.8 million at December 21, 2014 and December 22, 2013, respectively.

Post-retirement Benefit Plans

In addition to providing pension benefits, the Company provides certain healthcare (both medical and dental) and life insurance benefits for eligible retired members (“post-retirement benefits”). For eligible employees hired on or before July 1, 1996, the healthcare plan provides for post-retirement health coverage for an employee who, immediately preceding his/her retirement date, was an active participant in the retirement plan and has attained age 55 as of his/her retirement date. For eligible employees hired after July 1, 1996, the plan provides post-retirement health coverage for an employee who, immediately preceding his/her retirement date, was an active participant in the retirement plan and has attained a combination of age and service totaling 75 years or more as of his/her retirement date. The net periodic benefit costs related to the post-retirement benefits were $0.5 million and $0.6 million during the year ended December 21, 2014 and December 22, 2013, respectively. The post-retirement benefit plan was underfunded by $8.8 million and $5.4 million at December 21, 2014 and December 22, 2013, respectively.

Effective June 25, 2007, the HSI plan provides for post-retirement medical, dental and life insurance benefits for salaried employees who had attained age 55 and completed 20 years of service as of December 31, 2005. Any salaried employee already receiving post-retirement medical coverage as of June 25, 2007 will continue to be covered by the plan. For eligible union employees hired on or before July 1, 1996, the healthcare plan provides for post-retirement medical coverage for an employee who, immediately preceding his/her retirement date, was an active participant in the retirement plan and has attained age 55 as of his/her retirement date. For eligible union employees hired after July 1, 1996, the plan provides post-retirement health coverage for an employee who, immediately preceding his/her retirement date, was an active participant in the retirement plan and has attained age 55 and has a combination of age and service totaling 75 years or more as of his/her retirement date. The Company recorded net periodic benefit costs of $0.3 million during each of the years ended December 21, 2014 and December 22, 2013. The plan was underfunded by $5.8 million and $4.8 million at December 21, 2014 and December 22, 2013, respectively.

Obligations and Funded Status

	Pension Plans		Post-Retirement Benefit Plans
	2014	2013	2014	2013
	(In thousands)
Change in benefit obligation:
Beginning obligations	$(14,729)	$(15,619)	$(10,230)	$(11,122)
Service cost	(558)	(549)	(277)	(327)
Interest cost	(687)	(638)	(498)	(461)
Actuarial (loss) gain	(2,869)	1,635	(3,927)	1,454
Benefits paid	463	442	258	226
Ending obligations	(18,380)	(14,729)	(14,674)	(10,230)
Change in plans’ assets:
Beginning fair value	10,431	9,606	—	—
Actual return on plans’ assets	565	678	—	—
Employer contributions	1,286	589	—	—
Benefits paid	(463)	(442)	—	—
Ending fair value	11,819	10,431	—	—
Funded status at end of year	$(6,561)	$(4,298)	$(14,674)	$(10,230)

Net Periodic Benefit Cost

	Pension Plans		Post-Retirement Benefit Plans
	2014	2013	2014	2013
	(In thousands)
Service cost	$558	$549	$277	$327
Interest cost	687	638	498	461
Expected return on plan assets	(804)	(715)	—	—
Amortization of prior service cost	254	254	103	103
Amortization of transition obligation	102	102	—	—
Amortization of loss (gain)	76	170	(91)	(63)
Net periodic benefit cost	$873	$998	$787	$828

Rate Assumptions

	Pension Benefits		Post-retirement Benefits
	2014	2013	2014	2013
Weighted-average discount rate used in determining net periodic cost	5.0%	4.2%	5.0%	4.2%
Weighted-average expected long-term rate of return on plan assets in determination of net periodic costs	7.5%	7.5%	0.0%	0.0%
Weighted-average rate of compensation increase(1)	0.0%	0.0%	0.0%	0.0%
Weighted-average discount rate used in determination of projected benefit obligation	4.1%	4.8%	4.2%	4.9%
Assumed health care cost trend:
Initial trend	N/A	N/A	7.5%	7.5%
Ultimate trend rate	N/A	N/A	4.5%	5.0%

(1) The defined benefit plan benefit payments are not based on compensation, but rather on years of service.

For every 1% increase in the assumed health care cost trend rate, service and interest cost will increase $0.2 million and the Company’s benefit obligation will increase $2.9 million. For every 1% decrease in the assumed health care cost trend rate, service and interest cost will decrease $0.1 million and the Company’s benefit obligation will decrease $2.2 million. Expected Company contributions during 2015 total $1.0 million, all of which is related to the pension plans. The following benefit payments, which reflect expected future service, as appropriate, are expected to be paid (in thousands):

Fiscal Year Ending	Pension Benefits	Post-retirement Benefits
2015	$588	$329
2016	600	347
2017	673	392
2018	774	396
2019	796	422
2020-2024	4,727	2,446
	$8,158	$4,332

The Company’s pension plans’ investment policy and weighted average asset allocations at December 21, 2014 and December 22, 2013 by asset category are as follows:

	Pension Benefits at	Pension Benefits at
Asset Category	December 21, 2014	December 22, 2013
Cash	3%	4%
Equity securities	60%	59%
Debt securities	37%	37%

	100%	100%

The objective of the pension plan investment policy is to grow assets in relation to liabilities, while prudently managing the risk of a decrease in the pension plans’ assets. The pension plan management committee has established a target investment mix with upper and lower limits for investments in equities, fixed-income and other appropriate investments. Assets will be re-allocated among asset classes from time-to-time to maintain the target investment mix. The committee has established a target investment mix of 65% equities and 35% fixed-income for the plans. All pension plan assets are classified within Level 1 of the fair value hierarchy.

The expected return on plan assets is based on the asset allocation mix and historical return, taking into account current and expected market conditions.

Other Plans

Under collective bargaining agreements, the Company participates in a number of union-sponsored, multi-employer benefit plans. Payments to these plans are made as part of aggregate assessments generally based on hours worked, tonnage moved, or a combination thereof. Expense for these plans is recognized as contributions are funded.

The Company participates in the following multi-employer health and benefit plans:

	EIN/Pension Plan Number	5% Contributor	Multi-employer Contributions (in thousands)		Surcharge Imposed	Expiration Date of Collective Bargaining Agreement
			2014	2013
Health and Benefits Fund
ILA — PRSSA Welfare Fund (1)	66-0214500 - 501	Yes	$2,898	$2,975	No	September 30, 2015
MEBA Medical and Benefits Plan (1)	13-5590515 - 501	Yes	2,359	2,569	No	June 15, 2022
MM&P Health and Benefit Plan (1)	13-6696938 - 501	Yes	2,111	2,115	No	June 15, 2027
Alaska Teamster — Employer Welfare Trust	91-6034674 - 501	Yes	2,099	2,300	No	June 30, 2015
All Alaska Longshore Health and Welfare Trust Fund	91-6070467 - 501	Yes	2,305	2,231	No	June 30, 2015
Seafarers Health and Benefits Plan (1) (2)	13-5557534 - 501	Yes	4,844	5,150	No	June 30, 2017
Western Teamsters Welfare Trust	91-6033601 - 501	No	3,070	3,282	No	March 31, 2018
Office and Professional Employees Welfare Fund (1)	23-7120690 - 501	No	109	127	No	November 9, 2014
Stevedore Industry Committee Welfare Benefit Plan	99-0313967 - 501	Yes	4,679	2,982	No	June 30, 2014(2)
Total			$24,474	$23,731

(1)             Approximately $5.7  million and $6.7 million of the contributions made to these plans were included in net income (loss) from discontinued operations in the accompanying consolidated statements of operations for the years ended December 21, 2014, and December 22, 2013, respectively.

(2)             Contributions made to the Seafarers Health and Benefits Plan are re-allocated to the Seafarers Pension Fund at the discretion of the plan Trustee.

(3)             Our employees covered under this agreement are continuing to work under the old agreement while a new agreement is being negotiated.

The Company participates in the following multi-employer pension plans:

	EIN/Pension Plan Number	Pension Protection Act Zone Status		FIP/RP Status Pending/ Implemented	5% Contributor	Multi-employer Contributions (in thousands)		Surcharge Imposed	Expiration Date of Collective Bargaining Agreement
		2014	2013			2014	2013
Pension Fund
ILA — PRSSA Pension Fund(1) (5)	51-0151862 - 001	Green	Green	No	Yes	$2,890	$2,967	No	September 30, 2015
MEBA Pension Trust (5)	51-6029896 - 001	Green	Green	No	No	2,589	2,624	No	June 15, 2022
Masters, Mates and Pilots Pension Plan (5)	13-6372630 - 001	Green	Green	No	Yes	1,981	2,602	No	June 15, 2027
Masters, Mates and Pilots Adjustable Pension Plan (5)	46-2237700 - 001	N/A	N/A	No	Yes	1,089	488	June 15, 2027
Local 153 Pension Fund (5)	13-2864289 - 001	Red	Red	Implemented	No	226	311	No	March 31, 2015
Alaska Teamster — Employer Pension Plan	92-6003463 - 024	Red	Red	Implemented	Yes	2,664	2,648	Yes	June 30, 2015
All Alaska Longshore Pension Plan	91-6085352 - 001	Green	Green	No	Yes	1,006	960	No	June 30, 2015
Seafarers Pension Fund(2)	13-6100329 - 001	Green	Green	No	Yes	—	—	No	June 30, 2017
Western Conference of Teamsters Pension Plan	91-6145047 - 001	Green	Green	No	No	4,979	3,899	No	March 31, 2018
Western Conference of Teamsters Supplemental Benefit Trust	95-3746907 - 001	Green	Green	No	Yes	161	361	No	March 31, 2018
Western States Office and Professional Employees Pension Fund	94-6076144 - 001	Red	Red	Implemented	No	100	96	No	March 31, 2015
Hawaii Stevedoring Multiemployer Pension Plan	99-0314293 - 001	Yellow	Yellow	Implemented	Yes	4,012	3,310	No	June 30, 2014(4)
Hawaii Terminals Multiemployer Pension Plan	20-0389370 - 001	Yellow	Yellow	Implemented	No	259	281	No	June 30, 2014(4)
NYSA-ILA Pension Trust Fund and Plan(3) (5)	13-5652028 - 001	Red	Red	Implemented	No	—	5,573	Yes	N/A
Total						$21,956	$26,120

(1)             We expect to withdraw from this plan during 2015 in connection with the exit of our Puerto Rico operations. The multiemployer pension plan withdrawal liability at December 21, 2014 was estimated to be $26.8 million on a present value basis.

(2)             The Company does not make contributions directly to the Seafarers Pension Plan. Instead, contributions are made to the Seafarers Health and Benefits Plan and subsequently re-allocated to the Seafarers Pension Fund at the discretion of the plan Trustee.

(3)             Contributions made during 2013 primarily related to withdrawal from the Port of Elizabeth’s multiemployer pension plan.

(4)             Our employees covered under this agreement are continuing to work under the old agreement while a new agreement is being negotiated.

(5)             Approximately $4.7 million and $10.8 million of the contributions made to these plans were included in net income (loss) from discontinued operations in the accompanying consolidated statements of operations for the years ended December 21, 2014 and December 22, 2013, respectively.

13.                Stock-Based Compensation

Stock-based compensation costs are measured at the grant date, based on the estimated fair value of the award, and are recognized as an expense in the income statement over the requisite service period. Compensation costs related to stock options, restricted shares and restricted stock units (“RSUs”) granted under the Amended and Restated Equity Incentive Plan (the “Plan”), the 2009 Incentive Compensation Plan (the “2009 Plan”), and the 2012 Incentive Compensation Plan (“the 2012 Plan”) are recognized using the straight-line method, net of estimated forfeitures. Stock options and restricted shares granted to employees under the Plan and the 2009 Plan typically cliff vest and become fully exercisable on the third anniversary of the grant date, provided the employee who was granted such options/restricted shares is continuously employed by the Company or its subsidiaries through such date, and provided performance based criteria, if any, are met. RSUs granted under the 2012 Plan typically contain a graded vesting schedule with a portion vesting each year over a three-year period.

The following compensation costs are included within selling, general, and administrative expenses on the consolidated statements of operations (in thousands):

	Fiscal Years Ended
	December 21, 2014	December 22, 2013
Restricted stock units	$991	$2,764
Restricted stock	—	131
Total	$991	$2,895

Restricted Stock Units

On August 15, 2014, the Company approved agreements to amend certain outstanding Restricted Stock Unit Agreements granted under the 2012 plan, including those Restricted Stock Unit Agreements with the Company’s (i) Non-Employee Directors and (ii) Principal Executive Officer, Principal Financial Officer and its other Executive Officers (collectively, the “Amended RSU Agreements”).

The Restricted Stock Unit Agreements were amended to provide that vested restricted stock units will be settled solely with cash. No compensation expense was recognized for this modification as the fair value of the RSUs was lower on the modification date than the grant date fair value. These awards are now accounted for as liability awards and the liability will be adjusted to fair value each reporting period.

There were no grants of RSUs during 2014. The following table details grants of RSUs during 2012 and 2013:

Grant Date	Recipient	Total RSUs Outstanding	Vesting Criteria	RSUs Vested as of December 21, 2014	RSUs that will vest on March 31, 2015
July 5, 2012	Former CEO	750,000	Time-Based	750,000	—
July 25, 2012	CEO(a)	150,000	Time-Based	90,000	60,000
July 25, 2012	Board of Directors	750,000	Time-Based	450,000	300,000
July 25, 2012	Management	1,109,584	Time-Based	665,750	428,334
July 25, 2012	Management	1,109,583	Performance-Based	—	1,070,833
December 26, 2012	Management	120,834	Time-Based	72,500	48,334
December 26, 2012	Management	120,833	Performance-Based	—	120,833
June 1, 2013	Management	87,500	Time-Based	52,500	35,000
June 1, 2013	Management	87,500	Performance-Based	—	87,500
				2,080,750	2,150,834

(a)                  The RSUs granted to our CEO were previously granted in his capacity serving on the Board of Directors.

The grant date fair value of the RSUs granted during 2012 and 2013 was determined using the closing price of the Company’s common stock on the grant date. The time-based RSUs will vest solely if the employee remains in continuous employment with the Company. A portion of the performance-based RSUs would have vested on March 31, 2013 and March 31, 2014, however, the Company did not meet the performance goals established for 2012 or 2013. Accordingly, the Company did not record any expense during 2012 or 2013 related to these performance-based RSUs. Per the terms of the agreement, if any of the performance-based RSUs do not vest on their assigned performance date solely because the performance goals are not met, then such RSUs shall remain outstanding and shall be eligible to vest on subsequent performance dates to the extent performance goals are established and met for such subsequent year. The Company recorded expense for the performance based RSUs in 2014 because the performance criteria were met. The performance-based RSUs vested on March 31, 2015 for the employees who remained in continuous employment with the Company.

A summary of the status of the Company’s RSU awards for the fiscal year 2014 is presented below:

Restricted Stock Units	Number of United	Weighted-Average Fair Value at Grant Date
Nonvested at December 22, 2013	5,883,917	$1.85
Granted	—	—
Vested	(1,428,833)	1.83
Forfeited	(2,304,250)	1.95
Nonvested at December 21, 2014	2,150,834	$1.95

As of December 21, 2014, there was $0.5 million of unrecognized compensation expense related to the RSUs, which is expected to be recognized in the first half of 2015.

Restricted Stock

A summary of the status of the Company’s restricted stock awards for the fiscal year 2014 is presented below:

Restricted Shares	Number of Shares	Weighted-Average Fair Value at Grant Date
Nonvested at December 22, 2013	3,343	$89.75
Granted	—	—
Vested	(3,343)	89.75
Forfeited	—	—
Nonvested at December 21, 2014	—	$—

As of December 21, 2014, there was no unrecognized compensation expense related to restricted stock awards.

Stock Options

The Company’s stock option plan provides for grants of stock options to key employees at prices not less than the fair market value of the Company’s common stock on the grant date. The Company has not granted any stock options since 2008. As of December 22, 2013, there were outstanding and exercisable options to purchase 26,829 shares of the Company’s common stock at a weighted average exercise price of $402.25 per share. During 2014, 464 options expired. As of December 21, 2014, there were outstanding and exercisable options to purchase 26,365 shares of the Company’s stock at a weighted average of $402.36 per share. The weighted average remaining contractual term of the outstanding and exercisable options is 1.6 years. As of December 21, 2014, there was no unrecognized compensation costs related to stock options.

Employee Stock Purchase Plan

On April 19, 2006, the Board of Directors voted to implement an employee stock purchase plan (as amended, the “ESPP”) effective July 1, 2006. The Company had reserved 12,354 shares of its common stock for issuance under the ESPP. On June 2, 2009, the Company’s stockholders approved the 2009 Employee Stock Purchase Plan (“2009 ESPP”). The 2009 ESPP reserved an additional 24,000 shares of its common stock for future purchases. As of December 21, 2014, there were 10,162 shares of common stock reserved for issuance under the ESPP. Effective April 1, 2011, the Company suspended the ESPP.

14.                Income Taxes

The Company assesses whether it is more likely than not that it will generate sufficient taxable income to realize its deferred income tax assets quarterly. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income (including the reversal of deferred tax liabilities) during the periods in which those temporary differences will become deductible. In making this determination, the Company considers all available positive and negative evidence and makes certain assumptions. The Company considers, among other things, its deferred tax liabilities, the overall business environment, its historical earnings and losses and its outlook for future years.

During 2009, the Company determined that it was unclear as to the timing of when it will generate sufficient taxable income to realize its deferred tax assets. Accordingly, the Company recorded a valuation allowance against its deferred tax assets. The valuation allowance is reviewed quarterly and will be maintained until sufficient positive evidence exists to support the reversal of the valuation allowance. In addition, until such time the Company determines it is more likely than not that it will generate sufficient taxable income to realize its deferred tax assets, income tax benefits associated with future period losses will be fully reserved.

As a result of the loss from continuing operations and income from discontinued operations and other comprehensive income during 2013, the Company was required to record a tax benefit from continuing operations with an offsetting tax expense from discontinued operations and other comprehensive income. For 2013, the Company recorded a tax benefit in continuing operations of $4.4 million. As such, the Company’s tax benefit recorded in continuing operations approximated the income from discontinued operations and other comprehensive income multiplied by the statutory tax rate during 2013.

During 2006, the Company elected the application of tonnage tax. Prior to the establishment of a full valuation allowance, the Company’s effective tax rate was impacted by the Company’s income from qualifying shipping activities as well as the income from the Company’s non-qualifying shipping activities and fluctuated based on the ratio of income from qualifying and non-qualifying activities.

During 2012, after evaluating the merits and requirements of the tonnage tax regime, the Company revoked its election under subchapter R of the tonnage tax regime effective for the tax years beginning January 1, 2012. As a result, the activities attributable to the Company’s operation of the vessels in the Puerto Rico tradelane were no longer eligible as qualifying shipping activities under the tonnage tax regime, and therefore, the income (loss) derived from the Puerto Rico vessels was no longer excluded from corporate income tax for U.S. federal income tax purposes. The Company’s decision was made based on several factors, including the expected economic challenges in Puerto Rico in the foreseeable future. Under the eligibility requirements of the tonnage tax regime, the Company may not elect back into the tonnage tax regime until five years following its revocation. The Company accounted for the revocation of the tonnage tax as a change in tax status of its qualifying shipping activities. Accordingly, the Company recognized the impact of the revocation of its tonnage tax election in the first quarter of 2012, the period for which the Company filed its revocation statement with the Internal Revenue Service. The revocation had a minimal impact on the Company’s Condensed Consolidated Statement of Operations during 2012.

The Company’s effective tax rate for the years ended December 21, 2014 and December 22, 2013 was (0.8%) and 9.9%, respectively.

Income tax expense (benefit) is as follows (in thousands):

	Fiscal Years Ended
	December 21, 2014	December 22, 2013
Current:
Federal	$—	$—
State/territory	—	39
Total current	—	39
Deferred:
Federal	217	(3,922)
State/territory	9	(161)
Total deferred	226	(4,083)
Income tax expense (benefit)	$226	$(4,044)

The primary differences between the income tax (benefit) expense and the amounts computed by applying the statutory federal income tax rates to earnings before income taxes are primarily adjustments for state/territory tax expense, fines and penalties, and changes in the valuation allowance.

The components of deferred tax assets and liabilities are as follows (in thousands):

	December 21, 2014	December 22, 2013
Deferred tax assets:
Net operating losses, AMT carryforwards, and state credit carryforwards	$96,544	$76,077
Allowance for doubtful accounts	1,987	1,701
Post-retirement benefits	11,683	7,984
Lease termination payment	32,983	32,538
Multi-employer pension withdrawal liability	10,544	—
Other	15,667	9,495
Valuation allowances	(144,919)	(90,135)
Total deferred tax assets	24,489	37,660
Deferred tax liabilities:
Depreciation	(15,761)	(26,141)
Capital construction fund	(5,066)	(5,598)
Intangibles	(2,936)	(3,864)
Other	(1,203)	(2,308)
Total deferred tax liabilities	(24,966)	(37,911)
Net deferred tax liability	$(477)	$(251)

The Company has net operating loss carryforwards for federal income tax purposes in the amount of $239.7 million and $233.3 million as of December 21, 2014 and December 22, 2013, respectively. In addition, the Company has net operating loss carryforwards for state income tax purposes in the amount of $97.1 million and $80.3 million as of December 21, 2014 and December 22, 2013, respectively. The Federal and state net operating loss carryforwards begin to expire in 2025 and 2019, respectively. Furthermore, the Company has an alternative minimum tax credit carryforward with no expiration period in the amount of $1.4 million as of December 21, 2014 and December 22, 2013, respectively. The Company has recorded a valuation allowance against the deferred tax assets attributable to the net operating losses generated.

A reconciliation of the beginning and ending amount of unrecognized tax benefits is as follows (in thousands):

	2014	2013
Beginning balance	$15,428	$15,428
Additions for tax positions of prior years	—	—
Reductions for tax positions of prior years	—	—
Ending balance	$15,428	$15,428

As a result of the valuation allowance, none of the unrecognized tax benefits, if recognized, would affect the effective tax rate. The Company does not expect that there will be a significant increase or decrease of the total amount of unrecognized tax benefits within the next twelve months.

The Company recognizes interest accrued and penalties related to unrecognized tax benefits in its income tax expense. During its fiscal years for 2013 and 2014, the Company has no interest or penalties in its statement of operations. Furthermore, there were no accruals for the payment of interest and penalties at either December 21, 2014 or December 22, 2013.

The Company or one of its subsidiaries files income tax returns in the U.S. federal jurisdiction, various U.S. state jurisdictions and foreign jurisdictions. With few exceptions, the Company is no longer subject to U.S. federal, state and local, or non-U.S. income tax examinations by tax authorities for years before 2004. The tax years which remain subject to examination by major tax jurisdictions as of December 21, 2014 include 2004 through 2013.

15.                Commitments and Contingencies

Legal Proceedings

In May 2013, the U.S. Department of Justice declined to intervene in a qui tam complaint filed in the U.S. District Court for the Central District of California by Mario Rizzo under the Federal False Claims Act, entitled United States of America, ex rel. Mario Rizzo v. Horizon Lines, LLC et al. The qui tam complaint alleges, among other things, that the Company and another defendant submitted false claims by claiming fuel surcharges in excess of what was permitted by the Department of Defense. On July 28, 2014, Horizon Lines entered into a settlement agreement which provides that the Company will pay to the United States the total sum of $0.7 million in three different installments over an approximately one year period from the date of the settlement agreement. The Company is also required to pay the relator, Mario Rizzo, $0.3 million for his attorney’s fees and costs. Accordingly, during the second quarter of 2014, the Company recorded a charge of $1.0 million related to this legal settlement. During 2014 the Company paid $0.4 million in connection with this settlement. During 2015, the Company paid $0.6 million in final settlement of this complaint.

On March 5, 2014, the Company entered into a settlement agreement, which resolved pending inquiries of the United States Department of Justice on behalf of the United States Postal Service, the United States Department of Agriculture and the United States Department of Defense (collectively, the “United States”). The settlement agreement relates to a federal qui tam complaint filed by the relator, William B. Stallings, in the United States District Court for the Middle District of Florida, entitled United States of America, ex rel. Stallings v. Sea Star Line, LLC et al., pursuant to the qui tam provisions of the False Claims Act. The claims underlying the qui tam civil complaint were the alleged price fixing of certain ocean transportation contracts between the continental United States and Puerto Rico during the period from April 2002 through April 2008 that involved the United States as a customer. This qui tam action was unsealed on March 6, 2014. During 2014, the Company paid $0.9 million in connection with this settlement. During 2015, the Company paid $0.6 million in final settlement of this complaint.  The liabilities, provisions and payments related to these claims are included in liabilities of discontinued operations and net loss from discontinued operations in the accompanying consolidated financial statements.

On November 25, 2014, a putative stockholder class action complaint was filed in the Court of Chancery of the State of Delaware, captioned Joshua Loken v. Horizon Lines, Inc., et al., Case No. 10399-VCL (the “Loken Action”). The complaint names as defendants each member of the Company’s Board (the “Individual Defendants”), the Company, and Matson Navigation Company, Inc., Matson, Inc., and Hogan Acquisition, Inc. (collectively, “the Matson Companies”). The complaint generally alleges that the Individual Defendants breached their fiduciary duties of good faith, loyalty and due care when they negotiated and authorized the execution of the November 11, 2014 Merger Agreement with Matson and that each of the Company and the Matson Companies aided and abetted the purported breaches of fiduciary duties. The relief sought includes, among other things, an injunction prohibiting the consummation of the Merger, or, in the alternative, rescission of the Merger Agreement in the event the Merger is consummated, with damages of an unspecified amount.

On December 1, 2014, a putative stockholder class action complaint was filed in the Court of Chancery of the State of Delaware, captioned J. Cola Inc. v. Horizon Lines, Inc., et al., Case No. 10412-VCL (the “J. Cola Action”). The complaint names as defendants the Individual Defendants, the Company, and the Matson Companies. The complaint generally alleges that the Individual Defendants breached their fiduciary duties of good faith, loyalty and due care when they negotiated and authorized the execution of the November 11, 2014 Merger Agreement with Matson and that each of the Company and the Matson Companies aided and abetted the purported breaches of fiduciary duties. On January 9, 2015, Plaintiff in the J. Cola Action filed an amended complaint, adding a cause of action for breach of the directors’ fiduciary duty of disclosure in connection with the Company’s December 23, 2014 Proxy Statement, which Plaintiff claims omitted material information and/or included materially misleading information. The relief sought includes, among other things, an injunction prohibiting the consummation of the Merger, or, in the alternative, rescission of the Merger Agreement in the event the Merger is consummated, with damages of an unspecified amount.

On December 2, 2014, a putative stockholder class action complaint was filed in the Court of Chancery of the State of Delaware, captioned Finn Kristiansen v. Jeffrey A. Brodsky, et al., Case No. 10418-VCL (the “Kristiansen Action”). The complaint names as defendants the Individual Defendants, the Company, and the Matson Companies. The complaint generally alleges that the Individual Defendants breached their fiduciary duties of good faith, loyalty and due care when they negotiated and authorized the execution of the November 11, 2014 Merger Agreement with Matson and that each of the Company and the Matson Companies aided and abetted the purported breaches of fiduciary duties. On January 9, 2015, Plaintiff in the Kristiansen Action filed an amended complaint, adding a cause of action for breach of the directors’ fiduciary duty of disclosure in connection with the Company’s December 23, 2014 Proxy Statement, which Plaintiff claims omitted material information and/or included materially misleading information. The relief sought includes, among other things, an injunction prohibiting the consummation of the Merger, or, in the alternative, rescission of the Merger Agreement in the event the Merger is consummated, with damages of an unspecified amount.

On January 29, 2015, a putative stockholder class action complaint was filed in the Court of Chancery of the State of Delaware, captioned Frederick Schwartz v. Jeffrey A. Brodsky, et al., Case No. 10594-VCL (the “Schwartz Action”). The complaint names as defendants the Individual Defendants, the Company, and the Matson Companies. The complaint generally alleges that the Individual Defendants breached their fiduciary duties of good faith, loyalty, due care when they negotiated and authorized the execution of the November 11, 2014 Merger Agreement with Matson and that each of the Company and the Matson Companies aided and abetted the purported breaches of fiduciary duties. The complaint also alleges that the Individual Defendants breached their fiduciary duty of disclosure in connection with the Company’s December 23, 2014 Proxy Statement, which Plaintiff claims omitted material information and/or included materially misleading information. The relief sought includes, among other things, an injunction prohibiting the consummation of the Merger, or, in the alternative, rescission of the Merger Agreement in the event the Merger is consummated, with damages of an unspecified amount.

On February 5, 2015, the Court of Chancery of the State of Delaware issued an order consolidating the Loken Action, J. Cola Action, Kristiansen Action, and Schwartz Action into “In re Horizon Lines, Inc. Stockholders Litigation,” Consolidated C.A. 10399-VCL (the “Consolidated Action”). On February 13, 2015, the defendants and the plaintiffs in the Consolidated Action reached an agreement in principle, subject to the court’s approval (the “Memorandum of Understanding”), providing for the settlement and dismissal, with prejudice, of the Consolidated Action. Pursuant to such Memorandum of Understanding, the Company agreed to make additional disclosures to the Company’s stockholders through a supplement to the Company’s Definitive Proxy Statement and the Company and Matson agreed to amend the Merger Agreement in order to reduce the amount of the termination fee payable by the Company to Matson under certain circumstances pursuant to Section 7.3(a) of the Merger Agreement from $17.1 million to $9.5 million. On February 13, 2015, the Company, Matson and Merger Sub entered into Amendment No. 1 to the Merger Agreement, as described above. The Company and its Board of Directors believe that the claims in the Actions are entirely without merit and, in the event the settlement does not resolve them, intend to contest them vigorously.

In the ordinary course of business, from time to time, the Company becomes involved in various legal proceedings. These relate primarily to claims for loss or damage to cargo, employees’ personal injury claims, and claims for loss or damage to the person or property of third parties. The Company generally maintains insurance, subject to customary deductibles or self-retention amounts, and/or reserves to cover these types of claims. The Company also, from time to time, becomes involved in routine employment-related disputes and disputes with parties with which it has contractual relations. The Company’s policy is to disclose contingent liabilities associated with both asserted and unasserted claims after all available facts and circumstances have been reviewed and the Company determines that a loss is reasonably possible. The Company’s policy is to record contingent liabilities associated with both asserted and unasserted claims when it is probable that the liability has been incurred and the amount of the loss is reasonably estimable.

Standby Letters of Credit

The Company has standby letters of credit, primarily related to its property and casualty insurance programs, as well as customs bonds. On December 21, 2014 and December 22, 2013, these letters of credit totaled $11.4 million and $12.9 million, respectively.

Labor Relations

As of December 21, 2014, approximately 71% of the Company’s total work force was covered by collective bargaining agreements. A collective bargaining agreement, covering approximately 21% of the union workforce expired prior to June 30, 2014. The employees covered under this agreement continue to work under the old agreement while a new agreement is negotiated. In May 2015, a new five-year agreement was reached, which was ratified by the union. Our collective bargaining agreements are scheduled to expire as follows: six in 2015, two in 2017, one in 2018 and one in 2022. The agreements scheduled to expire in 2015 represent approximately 28% of the Company’s union work force.

16.                Subsequent events

On March 11, 2015, Horizon Lines and HLPR sold certain of their respective terminal assets to Luis A. Ayala Colon Sucrs, Inc. (“LAC”) for proceeds of $7.3 million as part of the asset purchase agreement. LAC assumed HLPR’s terminal lease with the Puerto Rico Port Authority, which reduced the Company’s future minimum operating lease payments by $12.8 million.

As further discussed in Note 3, the ABL facility was amended on April 22, 2015 to reduce the size of the facility from $100.0 million to $80.0 million, as well as to modify certain other covenants.

On April 23, 2015, and subsequent to the Company’s receipt of HSR Clearance, the Company sent redemption notices to the holders of its First Lien Notes and Second Lien Notes in contemplation of the transactions with Matson and Pasha closing during the second quarter of 2015.

As described in Note 1 to the consolidated financial statements, on May 29, 2015, the Company sold its Hawaii Operations to Pasha for approximately $141.5 million in cash.  The book value of assets and liabilities, net sold to Pasha approximated $60.0 million as of May 29, 2015.  In addition, approximately $470 million of revenue and $35 million of operating income for the year ended December 21, 2014 related to the Hawaii Operations, is included in the results of continuing operations in the Company’s accompanying consolidated statements of operations.  The Hawaii operating income includes revenues and expenses directly related to the Hawaii operations and excludes all corporate overhead expenses.

As described in Note 1, on May 29, 2015, Matson Navigation, a wholly-owned subsidiary of Matson, completed its acquisition of the Company pursuant to the terms of the Merger Agreement and Merger Amendment Agreement.

******